SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

Tender Offer Statement Under Section 14(d)(1) or Section 13(e)(1)

of the Securities Exchange Act of 1934

(Amendment No. 1)

MF GLOBAL LTD.

(Name of Subject Company (Issuer) and Filing Person (Offeror))

Options to Purchase Common Shares, Par Value $1.00 Per Share

With an Exercise Price Equal to $30.00 Per Share

(Title of Class of Securities)

G60642108

(CUSIP Number of Class of Securities (Underlying Common Shares))

Laurie R. Ferber, Esq.

717 Fifth Avenue

New York, NY 10022

(212) 589-6200

(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing person)

With copies to:

David B. Harms, Esq.

Catherine M. Clarkin, Esq.

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

(212) 558-4000

Calculation of Filing Fee

Transaction valuation (1)	Amount of filing fee (2)
$4,001,521	$223.28

(1)	Calculated solely for purposes of determining the amount of the filing fee. The transaction valuation was calculated assuming that all outstanding options to purchase common shares of MF Global Ltd. that may be eligible for exchange in the offer will be exchanged pursuant to the offer. These options cover an aggregate of 5,130,155 common shares of MF Global Ltd. and have an aggregate value of $0.78 as of October 1, 2009, calculated using a Black-Scholes option pricing model.
(2)	The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory #5 for fiscal year 2009, issued March 11, 2009, equals $55.80 per $1,000,000 of the aggregate amount of the transaction valuation. The transaction valuation set forth above was calculated for the sole purpose of determining the filing fee and should not be used for any other purpose.
☒	Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $223.28.	Filing Party: MF Global Ltd.
Form or Registration No.: SC TO-I.	Date Filed: October 7, 2009

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1.
☒	issuer tender offer subject to Rule 13e-4.
☐	going private transaction subject to Rule 13e-3.
☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:  ☐

INTRODUCTION

This Amendment No. 1 (this “Amendment No. 1”) amends and supplements the Tender Offer Statement on Schedule TO (the “Schedule TO”) filed by MF Global Ltd., an exempted company incorporated under the laws of Bermuda (the “ Company”) with the Securities and Exchange Commission on October 7, 2009, relating to the offer by the Company to exchange certain outstanding share options to purchase up to an aggregate of 5,130,155 of the Company’s common shares, par value $1.00, that were granted at the time of the Company’s initial public offering in July 2007 and have an exercise price of $30.00 per share.

Pursuant to Rule 12b-15 under the Securities Exchange Act of 1934, as amended, this Amendment No. 1 amends and restates only the items and exhibits to the Schedule TO that are being amended and restated, and unaffected items and exhibits are not included herein.

Item 12.	Exhibits.

Exhibits filed as part of the Schedule TO are listed below. Exhibits incorporated by reference are indicated in parentheses. Exhibits previously filed with the Schedule TO on October 7, 2009 have been marked with an asterisks.

Exhibit Number	Description

(a)(1)(i)*	Offer to Exchange Certain Outstanding Share Options for Restricted Share Units, dated October 7, 2009.

(a)(1)(ii)*	Form of e-mail announcing the offer and directing eligible employees to the Share Option Exchange Program election site, dated October 7, 2009.

(a)(1)(iii)*	Form of paper election/withdrawal form mailed to employees who cannot access the Share Option Exchange Program election site.

(a)(1)(iv)*	Form of restricted share unit award agreement to be used in conjunction with the offer.

(a)(1)(v)*	Form of confirmation of receipt mailed to employees submitting paper election forms.

(a)(1)(vi)*	Screen shots of Share Option Exchange Program election site.

(a)(1)(vii)*	Summary of Share Option Exchange Program included on the Share Option Exchange Program election site.

(a)(1)(viii)	Form of e-mail to employees who have not accessed the Share Option Exchange Program election site announcing the termination of the offer in 13 days.

(a)(2)	Not applicable.

(a)(3)	Not applicable.

(a)(4)	Not applicable.

(b)	Not applicable.

(d)(1)*	Form of Rights Agreement between MF Global Ltd. and Computershare Trust Company, N.A., as Rights Agent, (incorporated by reference as Exhibit 4.3 to the Company’s Registration Statement on Form F-1, relating to the initial public offering of the Company’s common shares, as amended, filed on July 6, 2007).

(d)(2)*	Amendment No. 1 to the Rights Agreement between MF Global Ltd. and Computershare Trust Company, N.A. (incorporated by reference as Exhibit 4.5 to the Company’s Annual Report on Form 10-K, filed on June 13, 2008).

(d)(3)*	Form of Master Separation Agreement by and between Man Group plc and MF Global Ltd., filed on May 31, 2007 as Exhibit 2.1 to the Company’s Registration Statement on Form F-1, relating to the initial public offering of its common shares, as amended (incorporated by reference as Exhibit 2.1 to the Company’s Registration Statement on Form F-1, relating to the initial public offering of the Company’s common shares, filed on May 31, 2007).

(d)(4)*	Form of Registration Rights Agreement by and between the Company and J.C. Flowers II L.P. (incorporated by reference as Exhibit 4.6 to the Company’s Annual Report on Form 10-K, filed on June 13, 2008).

(d)(5)*	Investment Agreement, between the Company and J.C. Flowers II L.P. (incorporated by reference, as Exhibit 10.48 to the Company’s Annual Report on Form 10-K, filed on June 13, 2008).

(d)(6)*	Amendment No. 1 to the Investment Agreement between the Company and J.C. Flowers II L.P. (incorporated by reference, as Exhibit 10.49 to the Company’s Annual Report on Form 10-K, filed on June 13, 2008).

(d)(7)*	Indenture, by and between the Company and Deutsche Bank Trust Company Americas, as trustee (incorporated by reference, as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on June 26, 2008).

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(d)(8)*	Replacement Capital Covenant (incorporated by reference as Exhibit 1.1 to the Company’s Current Report on Form 8-K, filed on July 18, 2008).

(d)(9)*	Amended and Restated MF Global 2007 Long Term Incentive Plan (incorporated by reference as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q, filed on February 11, 2009).

(d)(10)*	Form of Share Option Award Agreement (Employee Version) (incorporated by reference as Exhibit 10.24 to the Company’s Quarterly Report on Form 10-Q, filed on November 13, 2007).

(d)(11)*	Form of Share Option Award Agreement (Selected Executives Version) (incorporated by reference as Exhibit 10.25 to the Company’s Quarterly Report on Form 10-Q, filed on November 13, 2007).

(d)(12)*	Form of Restricted Share Unit Award Agreement (Employee Version) (incorporated by reference as Exhibit 10.26 to the Company’s Quarterly Report on Form 10-Q, filed on November 13, 2007).

(d)(13)*	Form of Restricted Share Unit Award Agreement (Selected Executives Version) (incorporated by reference as Exhibit 10.27 to the Company’s Quarterly Report on Form 10-Q, filed on November 13, 2007).

(d)(14)*	Form of Share Option Award Agreement (Employee Version) (incorporated by reference as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q, filed on August 7, 2009).

(d)(15)*	Form of Restricted Share Unit Award Agreement (Cliff Vesting) (incorporated by reference as Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q, filed on August 7, 2009).

(d)(16)*	Form of Restricted Share Unit Award Agreement (Ratable Vesting) (incorporated by reference as Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q, filed on August 7, 2009).

(d)(17)*	MF Global Ltd. Employee Stock Purchase Plan (incorporated by reference as Exhibit 10.28 to the Company’s Quarterly Report on Form 10-Q, filed on November 13, 2007).

(d)(18)*	MF Global Ltd. Approved Savings-Related Share Option Plan (incorporated by reference as Exhibit 10.29 to the Company’s Quarterly Report on Form 10-Q, filed on November 13, 2007).

(d)(19)*	Form of Non-Executive Chairman Restricted Share Award Agreement (incorporated by reference as Exhibit 10.33 to the Company’s Registration Statement on Form F-1, relating to the initial public offering of the Company’s common shares, as amended, filed on July 6, 2007).

(d)(20)*	Form of Non-Employee Director Restricted Share Award Agreement (incorporated by reference as Exhibit 10.37 to the Company’s Registration Statement on Form F-1, relating to the initial public offering of the Company’s common shares, as amended, filed on July 6, 2007).

(d)(21)*	Transition Agreement between MF Global Ltd. and Kevin R. Davis (incorporated by reference as Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed on October 29, 2008).

(d)(22)*	Transition Agreement between MF Global Ltd. and Christopher Smith (incorporated by reference as Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed on September 11, 2008).

(d)(23)*	Transition Agreement between MF Global Ltd. and Amy Butte (incorporated by reference as Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed on January 4, 2008).

(d)(24)*	Form of Executive Officer Employment Agreement with MF Global Ltd. (incorporated by reference as Exhibit 10.16 to the Company’s Registration Statement on Form F-1, relating to the initial public offering of the Company’s common shares, as amended, filed on July 6, 2007).

(d)(25)*	Employment Agreement, dated July 22, 2008, between MF Global Ltd. and Michael Roseman (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q, filed on November 12, 2008).

(d)(26)*	Employment Agreement, dated as of April 2, 2009, between MF Global Ltd. and Bernard W. Dan (incorporated by reference as Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed on April 3, 2009).

(d)(27)*	Employment Agreement, dated as of May 15, 2009, between MF Global Ltd. and Laurie R. Ferber (incorporated by reference as Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q, filed on August 7, 2009).

(d)(28)*	Terms Schedule to Employment Agreement of Thomas M. Harte with MF Global Ltd., dated May 29, 2007, between Man Group plc and Thomas M. Harte (incorporated by reference as Exhibit 10.21 to the Company’s Registration Statement on Form F-1, relating to the initial public offering of the Company’s common shares, as amended, filed on July 6, 2007).

(d)(29)*	Letter from MF Global to Alison J. Carnwath, dated July 5, 2007 (incorporated by reference as Exhibit 10.35 to the Company’s Registration Statement on Form F-1, relating to the initial public offering of the Company’s common shares, as amended, filed on July 6, 2007).

(d)(30)*	Amended and Restated Employment Agreement between MF Global Ltd. and J. Randy MacDonald, dated September 28, 2009 (incorporated by reference as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on October 5, 2009).

(d)(31)*	Amended and Restated Employment Agreement between MF Global Ltd. and Laurence O’Connell, dated September 28, 2009 (incorporated by reference as Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on October 5, 2009).

(g)	Not applicable.

(h)	Not applicable.

* Previously filed.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: October 22, 2009	MF Global Ltd.

	By:	/S/ J. RANDY MACDONALD
	Name:	J. Randy MacDonald
	Title:	Chief Financial Officer

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EXHIBIT INDEX

Exhibits filed as part of this amended Schedule TO are listed below. Exhibits incorporated by reference are indicated in parentheses. Exhibits previously filed with the Schedule TO on October 7, 2009 have been marked with an asterisks.

Exhibit Number	Description

(a)(1)(i)*	Offer to Exchange Certain Outstanding Share Options for Restricted Share Units, dated October 7, 2009.

(a)(1)(ii)*	Form of e-mail announcing the offer and directing eligible employees to the Share Option Exchange Program election site, dated October 7, 2009.

(a)(1)(iii)*	Form of paper election/withdrawal form mailed to employees who cannot access the Share Option Exchange Program election site.

(a)(1)(iv)*	Form of restricted share unit award agreement to be used in conjunction with the offer.

(a)(1)(v)*	Form of confirmation of receipt mailed to employees submitting paper election forms.

(a)(1)(vi)*	Screen shots of Share Option Exchange Program election site.

(a)(1)(vii)*	Summary of Share Option Exchange Program included on the Share Option Exchange Program election site.

(a)(1)(viii)	Form of e-mail to employees who have not accessed the Share Option Exchange Program election site announcing the termination of the offer in 13 days.

(a)(2)	Not applicable.

(a)(3)	Not applicable.

(a)(4)	Not applicable.

(b)	Not applicable.

(d)(1)*	Form of Rights Agreement between MF Global Ltd. and Computershare Trust Company, N.A., as Rights Agent, (incorporated by reference as Exhibit 4.3 to the Company’s Registration Statement on Form F-1, relating to the initial public offering of the Company’s common shares, as amended, filed on July 6, 2007).

(d)(2)*	Amendment No. 1 to the Rights Agreement between MF Global Ltd. and Computershare Trust Company, N.A. (incorporated by reference as Exhibit 4.5 to the Company’s Annual Report on Form 10-K, filed on June 13, 2008).

(d)(3)*	Form of Master Separation Agreement by and between Man Group plc and MF Global Ltd., filed on May 31, 2007 as Exhibit 2.1 to the Company’s Registration Statement on Form F-1, relating to the initial public offering of its common shares, as amended (incorporated by reference as Exhibit 2.1 to the Company’s Registration Statement on Form F-1, relating to the initial public offering of the Company’s common shares, filed on May 31, 2007).

(d)(4)*	Form of Registration Rights Agreement by and between the Company and J.C. Flowers II L.P. (incorporated by reference as Exhibit 4.6 to the Company’s Annual Report on Form 10-K, filed on June 13, 2008).

(d)(5)*	Investment Agreement, between the Company and J.C. Flowers II L.P. (incorporated by reference, as Exhibit 10.48 to the Company’s Annual Report on Form 10-K, filed on June 13, 2008).

(d)(6)*	Amendment No. 1 to the Investment Agreement between the Company and J.C. Flowers II L.P. (incorporated by reference, as Exhibit 10.49 to the Company’s Annual Report on Form 10-K, filed on June 13, 2008).

(d)(7)*	Indenture, by and between the Company and Deutsche Bank Trust Company Americas, as trustee (incorporated by reference, as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on June 26, 2008).

(d)(8)*	Replacement Capital Covenant (incorporated by reference as Exhibit 1.1 to the Company’s Current Report on Form 8-K, filed on July 18, 2008).

(d)(9)*	Amended and Restated MF Global 2007 Long Term Incentive Plan (incorporated by reference as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q, filed on February 11, 2009).

(d)(10)*	Form of Share Option Award Agreement (Employee Version) (incorporated by reference as Exhibit 10.24 to the Company’s Quarterly Report on Form 10-Q, filed on November 13, 2007).

(d)(11)*	Form of Share Option Award Agreement (Selected Executives Version) (incorporated by reference as Exhibit 10.25 to the Company’s Quarterly Report on Form 10-Q, filed on November 13, 2007).

(d)(12)*	Form of Restricted Share Unit Award Agreement (Employee Version) (incorporated by reference as Exhibit 10.26 to the Company’s Quarterly Report on Form 10-Q, filed on November 13, 2007).

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(d)(13)*	Form of Restricted Share Unit Award Agreement (Selected Executives Version) (incorporated by reference as Exhibit 10.27 to the Company’s Quarterly Report on Form 10-Q, filed on November 13, 2007).

(d)(14)*	Form of Share Option Award Agreement (Employee Version) (incorporated by reference as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q, filed on August 7, 2009).

(d)(15)*	Form of Restricted Share Unit Award Agreement (Cliff Vesting) (incorporated by reference as Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q, filed on August 7, 2009).

(d)(16)*	Form of Restricted Share Unit Award Agreement (Ratable Vesting) (incorporated by reference as Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q, filed on August 7, 2009).

(d)(17)*	MF Global Ltd. Employee Stock Purchase Plan (incorporated by reference as Exhibit 10.28 to the Company’s Quarterly Report on Form 10-Q, filed on November 13, 2007).

(d)(18)*	MF Global Ltd. Approved Savings-Related Share Option Plan (incorporated by reference as Exhibit 10.29 to the Company’s Quarterly Report on Form 10-Q, filed on November 13, 2007).

(d)(19)*	Form of Non-Executive Chairman Restricted Share Award Agreement (incorporated by reference as Exhibit 10.33 to the Company’s Registration Statement on Form F-1, relating to the initial public offering of the Company’s common shares, as amended, filed on July 6, 2007).

(d)(20)*	Form of Non-Employee Director Restricted Share Award Agreement (incorporated by reference as Exhibit 10.37 to the Company’s Registration Statement on Form F-1, relating to the initial public offering of the Company’s common shares, as amended, filed on July 6, 2007).

(d)(21)*	Transition Agreement between MF Global Ltd. and Kevin R. Davis (incorporated by reference as Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed on October 29, 2008).

(d)(22)*	Transition Agreement between MF Global Ltd. and Christopher Smith (incorporated by reference as Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed on September 11, 2008).

(d)(23)*	Transition Agreement between MF Global Ltd. and Amy Butte (incorporated by reference as Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed on January 4, 2008).

(d)(24)*	Form of Executive Officer Employment Agreement with MF Global Ltd. (incorporated by reference as Exhibit 10.16 to the Company’s Registration Statement on Form F-1, relating to the initial public offering of the Company’s common shares, as amended, filed on July 6, 2007).

(d)(25)*	Employment Agreement, dated July 22, 2008, between MF Global Ltd. and Michael Roseman (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q, filed on November 12, 2008).

(d)(26)*	Employment Agreement, dated as of April 2, 2009, between MF Global Ltd. and Bernard W. Dan (incorporated by reference as Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed on April 3, 2009).

(d)(27)*	Employment Agreement, dated as of May 15, 2009, between MF Global Ltd. and Laurie R. Ferber (incorporated by reference as Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q, filed on August 7, 2009).

(d)(28)*	Terms Schedule to Employment Agreement of Thomas M. Harte with MF Global Ltd., dated May 29, 2007, between Man Group plc and Thomas M. Harte (incorporated by reference as Exhibit 10.21 to the Company’s Registration Statement on Form F-1, relating to the initial public offering of the Company’s common shares, as amended, filed on July 6, 2007).

(d)(29)*	Letter from MF Global to Alison J. Carnwath, dated July 5, 2007 (incorporated by reference as Exhibit 10.35 to the Company’s Registration Statement on Form F-1, relating to the initial public offering of the Company’s common shares, as amended, filed on July 6, 2007).

(d)(30)*	Amended and Restated Employment Agreement between MF Global Ltd. and J. Randy MacDonald, dated September 28, 2009 (incorporated by reference as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on October 5, 2009).

(d)(31)*	Amended and Restated Employment Agreement between MF Global Ltd. and Laurence O’Connell, dated September 28, 2009 (incorporated by reference as Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on October 5, 2009).

(g)	Not applicable.

(h)	Not applicable.

*	Previously filed.

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